EXHIBIT 10.2

SALES REPRESENTATION AGREEMENT

THIS SALES REPRESENTATION AGREEMENT is made and entered into this the 16th day of July 2012 (the “Effective Date”) by and between EVOLUCIA, INC., a corporation organized and existing under the laws of the State of Florida, having its principal place of business at 106 Cattlemen Road, Sarasota, Florida  34232; Facsimile: 941-751-3583 (“Evolucia”) and LEADER ELECTRONICS INC., a corporation organized and existing under the laws of Taiwan R.O.C., having its principal place of business at 8F., No.138, Lane. 235, Baoqiao Road., Xindian Dist., New Taipei City 231, Taiwan  R.O.C.; Facsimile: 2-8912-1158 (“Representative”).

Recitals

WHEREAS, Evolucia is engaged in, among other things, the business of manufacturing, marketing and/or selling the products described herein; and

WHEREAS, Evolucia desires to promote the sale of such products in the territories described herein;

WHEREAS, Evolucia is a wholly-owned subsidiary of SUNOVIA ENERGY TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Nevada (“Sunovia”); and

WHEREAS, Representative desires to market and distribute the products in such territories, including having the right to distribute the products in Territory, as defined below;

NOW, THEREFORE, the parties hereto, in consideration of the premises, covenants and undertakings herein contained, mutually agree as follows:

1.           DEFINITIONS

1.1           For purposes of this Agreement, the capitalized terms defined below and elsewhere in this Agreement have the meaning so defined, and such definitions apply to both singular and plural forms:

(a)	“Products” means the products set forth on Schedule 1.1(a).

(b)	“Territory” means the geographical area described on Schedule 1.1(b).

(c)
“Affiliate” of a designated person means any person which controls, is controlled by, or is under common control with the named person, whether directly or through one or more intermediaries, where “control” means possession of the power to direct the management, operations or policies of the controlled person through stock ownership, contract or other arrangements.

1.2           For purposes of this Agreement, “person” shall be construed broadly to mean any individual, corporation, partnership or other legal entity.

2.            APPOINTMENT OF REPRESENTATIVE; COMPENSATION.

2.1  Evolucia hereby appoints Representative as an exclusive representative of the Products in the Territory.

2.2.  Sales Outside the Territory.         Representative may not sell the Products outside the Territory without the express written consent of Evolucia’s Chief Executive Officer (the “Designated Officer”).  Any sales by Representative outside the Territory that have been permitted by the Designated Officer shall be subject to such commission schedule or compensation arrangement as Evolucia and Representative shall agree on a case-by-case basis.

2.3           For providing the Services, Evolucia shall pay and/or issue to Representative the fees set forth on Schedule 2.3.

The fees shall be due and payable on the twentieth (20th) day after the end of the calendar month in which Evolucia received full payment for the sale of the Products.

Evolucia shall continue to pay the Representative commission, at the same commission schedule as set forth on Schedule 2.3 after this agreement is terminated or expired for the period of twelve (12) months for those Products continue to be sold within the Territory as a result of introductions to purchasers by the Representative.

3.           TERM

3.1           The term of this Agreement (the “Term”) shall extend for a period of one (1) year commencing on the Effective Date, unless sooner terminated in accordance with the provisions of this Agreement.

3.2           The Term shall be renewed from year to year thereafter unless one party gives the other party a written notice electing not to renew this Agreement at least ninety (90) days prior to the expiration of the then existing term or any renewal thereof, unless sooner terminated in accordance with the provisions of this Agreement.

3.3           The parties acknowledge and agree that neither is obligated to continue its business relationship with the other after the effective date of any termination of this Agreement or the expiration date if this Agreement is not renewed.

4.           DUTIES OF REPRESENTATIVE

4.1           Representative agrees to perform and comply with the following during the Term of this Agreement:

(a)
to promote the sale of the Products within the Territory through its sales and sales of its affiliates and merchandising programs in order to obtain and sustain the maximum sales of Products in the Territory and will solicit orders for and sell the Products within the Territory.

(b)
Representative will furnish Evolucia with reports on the following matters in writing not less frequently than the period shown, and promptly upon request at such other times as Evolucia may request in writing, with the report to be delivered to Evolucia:

Description of Report	Frequency of Delivery
General market situation for the Products in the Territory	Monthly
Forecast of anticipated sales of the Products	Quarterly
Inventory on hand, including volume by Product type and assigned value	Monthly
Summary of meetings with customers and prospective customers, including current and anticipated Product applications by customer and quantity requirements	Monthly
Summary of significant customer inquiries	Monthly
Information, to the extent known, regarding the activities of competitors with respect to the Products in the Territory	Monthly

(c)
In addition, in its role as the strategic partner of Evolucia for distribution of the Products in the Territory, Representative will cooperate with Evolucia to establish, to the fullest practicable extent, a “transparent interface” between Evolucia and customers for the Products such that Evolucia is kept fully informed of all developments relating to customers for the Products and that the Product sales and marketing efforts of Representative are coordinated with the efforts of Evolucia. Without limiting the foregoing, upon request Representative will make available to Evolucia copies of all quotes, invoices, customer correspondence and other records relating to the sale and marketing of the Products in the Territory.

(d)
Representative will at all times conduct its affairs under this Agreement in accordance with the highest standards of business ethics and propriety. It will comply with all applicable laws and regulations in performing its obligations under this Agreement and will apply for and obtain (at its own expense) all licenses and approvals necessary to perform its obligations hereunder.

(e)
Representative will not, without Evolucia’s prior written consent, sell or otherwise distribute within the Territory that are similar with or compete in any way with the Products, other than Products purchased from Evolucia under this Agreement.

(f)
It will not market, sell or otherwise distribute Products purchased under this Agreement outside the Territory except as may be authorized by Evolucia in writing from time to time. Representative will not, without Evolucia’s prior written consent, which consent will not be unreasonably withheld, sell or otherwise distribute the Products purchased under this Agreement to a person other than an end user customer.  In the event that Representative becomes aware of an end user re-selling the Products, it will cease all sales to such end user.

(g)	It will appoint at least one employee within its organization to coordinate the performance of its responsibilities under this Agreement.

(h)
Representative shall be responsible for obtaining any required licenses, permits and other governmental approvals necessary for the export of Products from the United States and their import into the Territory, and will otherwise comply with all export and import laws and regulations applicable to its activities under this Agreement

5.           DUTIES OF EVOLUCIA

5.1           Evolucia agrees to use its best efforts, to the fullest extent commercially reasonable, to meet the requirements of Representative for Products during the Term of this Agreement and to perform and comply with the following during the Term of this Agreement:

(a)
Evolucia shall provide Representative with the Products that the Representative sells unless Representative’s exclusivity with respect to such Product(s) is no longer in effect as otherwise provided in this Agreement.

(b)
Evolucia shall furnish to Representative, at no cost, such catalogues, specifications and technical data literature as Evolucia makes available to its customers generally and shall provide the materials in such quantities as Representative may reasonably request to support is sales of the Products in the Territory.

(c)
Subject to availability, Evolucia shall supply Representative Products in accordance with this Agreement in quantities adequate to the Representative’s reasonable requirements for sales in the Territory. In the event orders for Products exceed Evolucia’s ability to manufacture and deliver them, Evolucia will provide such products it is able to provide Representative; provided, however, that in no event shall Evolucia treat the Representative less favorably than it will any of Evolucia’s other customers for the Products in allocating such supply.

(d)	Evolucia shall supply sample or demonstration unit ("Demonstrator") of the Products provided to Representative, such Demonstrator shall remain the property of Evolucia.

6.           SALES OF PRODUCTS

6.1.           All sales of the Products from Evolucia to Representative shall be made pursuant to written purchase orders submitted by Representative to Evolucia and accepted in writing by Evolucia. Each order placed by a contact introduced by the Representative and accepted by Evolucia hereunder shall constitute an individual sales contract (each hereinafter an “Individual Contract”) between such contact and Evolucia.

6.2           Pricing for the Products shall be determined by Evolucia in its sole and absolute discretion.

7.           ASSISTANCE OUTSIDE THE TERRITORY

7.1           Evolucia may from time to time request that Representative provide assistance, within the Territory, in making sales outside of the Territory to Affiliates of customers in the Territory.

7.2           If Evolucia makes a written request to Representative that refers to this Section 10 and requests such assistance with respect to a designated Affiliate, and if Representative provides the requested assistance, then, the parties shall negotiate in good faith to reach an agreeable compensation arrangement for Representative proving such services.

8.           TRADE NAMES AND TRADEMARKS

8.1           Representative shall have the non-exclusive right to use the trade names and trademarks of Evolucia in the promotion and sale of the Products under this Agreement until termination or expiration of this Agreement. Notwithstanding the foregoing, Evolucia reserves the right to restrict any such use which is detrimental to the names or marks.

8.2           Representative acknowledges that Evolucia is the owner of its trade names and trademarks and that Evolucia may obtain registrations of the same in jurisdictions within the Territory. Representatives shall not assign, sublicense or otherwise permit the use of such trade names and trademarks by third parties. Representative shall at all times recognize, respect and protect Evolucia’s ownership of any and all trademarks, trade names, trade secrets, copyrights, patents and know how of Evolucia (collectively, Evolucia’s “Intellectual Property”) in connection with the sale of Products in the Territory and shall not in any way derogate, diminish or weaken Evolucia’s sole proprietary rights in said Intellectual Property. Should the law or regulations of any jurisdiction in the Territory invest Representative with any proprietary rights to any of said Intellectual Property, Representative shall promptly, freely and cooperatively relinquish to Evolucia any and all such rights upon expiration or termination of this Agreement for any reason without recourse or cost to Evolucia and shall thereafter refrain from any further usage of said Intellectual Property. Representative shall execute any assignments or other documents necessary to relinquish fully said Intellectual Property to Evolucia.

8.3 Representative shall not remove, alter or obliterate any trade name or trademark affixed to the package of the Products, nor shall it add any other names or marks, except with the prior written consent of Evolucia.

8.4           Representative shall promptly notify Evolucia of any and all infringements of Evolucia’s Intellectual Property in connection with Products in the Territory that may come to Representative’s attention and shall assist Evolucia in taking such action against such infringement as Evolucia in its discretion may decide, with all expenses and cost incident thereto being defrayed by Evolucia.

8.5           Representative shall not adopt any corporate name, assumed name, or “doing business as” name containing the word “Evolucia” whether in English or any other language.

9.           INDEMNITY

Representative shall indemnify and hold Evolucia and its officers, directors, advisors and affiliates from and against any and all damage, liability, cost and expense, including, but not limited to, reasonable attorneys' fees, resulting from or arising in connection with (i)  any aspect of Representative’s business that does not relate to distribution of the Products; (ii)  the use of any Intellectual Property otherwise in strict accordance with the terms hereof; (iii) the acts, errors, representations, misrepresentations, willful misconduct or negligence of Representative, its subcontractors, employees, or agents; (iv) the negligence or willful misconduct of Representative or any claim based upon a breach by Representative of its representations, warranties or obligations set forth herein; provided, however, that Evolucia shall in every instance refrain from making an admission of liability, shall give to Representative prompt written notice of any claim made, shall assist in the defense of any such claim in accordance with this Section 12 and shall refrain from proposing or entering into any compromise or settlement of such claim without the written consent of Representative.  The provisions of this Section 12 shall survive with full force and effect after the termination or expiration of this Agreement.

10.           CONFIDENTIALITY

10.1           The parties shall keep in strict confidence from any third party, and duly safeguard in the same manner as they safeguard their own like information, any and all proprietary and confidential business and technical information received from the other party concerning the business affairs and transactions covered by this Agreement, including, without limitation, all proprietary and confidential technical information received from Evolucia or its Affiliates pertaining to the Products, and shall not at any time knowingly disclose such information to others or use such information for any purpose other than as permitted under this Agreement.  Representative hereby agrees that it will not sell or buy securities of Sunovia, a publicly traded company, when in possession of material non-public information.

10.2           A party may disclose information subject to this Section 11 to its directors, officers, employees and advisors (collectively, “Representatives”) and to its Affiliates, if and to the extent the Representative or Affiliate has a need to know in connection with the performance or enforcement of this Agreement and is obligated to maintain the information in confidence in accordance with this Agreement. A party will be responsible for any breach of this Section 14 by its Representatives or Affiliates.

10.3 Each party shall maintain information subject to this Section 11 in complete confidence until such time as it is publicly known through no act, omission or contribution of such party. Notwithstanding any prior expiration or termination of this Agreement, it is expressly understood that the provisions of this Section 11 shall survive with full force and effect until five years following the termination of this Agreement.

10.4           Notwithstanding the foregoing, any of the parties may disclose such information if required by laws, regulations or orders of the United States Government, or any of their competent agencies. In the event such disclosure is required by a party hereto, the party shall give written notice of such disclosure as soon as possible prior to making the disclosure.  Representative acknowledges that Sunovia is a publicly traded company and, as a result, may release information through the filing of reports with the Securities and Exchange Commission or otherwise and the Representative will have no right to review and revise such filings or releases.

10.5           Information shall be considered subject to this Section 11 only if it is disclosed: (i) in written or other tangible form and labeled or otherwise expressly identified as “confidential” or “proprietary” at the time of disclosure, or (ii) in oral form if expressly identified as “confidential” or “proprietary” at the time of disclosure and confirmed as such by written notice within thirty (30) days after the verbal disclosure. A party shall not be liable for use or disclosure of information under this Section 11 if the recipient demonstrates that the information was in the recipient’s possession at the time of its receipt hereunder and was not acquired, directly or indirectly, from the disclosing party, or if the recipient receives the information from a third party having the lawful right to disclose the same, or if the information is independently developed by the recipient without use of any confidential information received from the other party.

11.           INDEPENDENT CONTRACTOR

15.1           References in this Agreement to “strategic partner” are not intended to and shall not be construed to refer to the legal relationship among members of a partnership.

15.2           Representative shall not represent itself to be an agent, partner or employee of Evolucia for any purpose nor shall Representative have any right or authority to bind Evolucia or to assume any obligation or responsibility in the name of or on behalf of Evolucia.

15.3           Evolucia shall not represent itself to be an agent, partner or employee of Representative for any purpose nor shall Evolucia have any right or authority to bind Representative or to assume any obligation or responsibility in the name of or on behalf of Representative.

12.           TERMINATION

12.1           Either party may terminate this Agreement by giving a written notice of termination to the other party:

(a)           if the other party breaches any of the material provisions of this Agreement or any Individual Contract and does not cure the breach within 30 calendar days, after a written notice is given by the non-breaching party requiring such party to cure the breach;

(b)           if the other party becomes insolvent, or any voluntary or involuntary petition for bankruptcy or for corporate reorganization is filed by or against the other party, or a receiver is appointed with respect to any of the assets of the other party, or a liquidation proceeding is commenced by or against the other party; provided that, in the case of any involuntary petition or proceeding filed or commenced against a party, only if the same is not dismissed within sixty (60) days; or

(c)           if the whole or any substantial part of the business of the other party relating to this Agreement is transferred to a third party by agreement, order of court of otherwise.

12.2           Evolucia may terminate this Agreement if the whole or any substantial part of the ownership, control or management of the Representative is changed or if the Sales Goals in Section 2 of this Agreement are not satisfied.

12.3           Nothing in this Section 12 shall affect, be construed or operate as a waiver of any right of the party aggrieved by any breach of this Agreement to recover any loss or damage incurred as a result of such breach, either before or after the termination or non-renewal hereof.

12.4           No termination of this Agreement shall release either party from any liability or obligation which has theretofore accrued and remains to be performed as of the date of such termination.

12.5           Neither party to this Agreement shall be liable to the other by reason of any termination or non-renewal of this Agreement for compensation, reimbursement, or damages on account of any loss of prospective profits on anticipated sales or on account of expenditures, investments, or other commitments relating to the business or goodwill of any party.

13.           AUTHORITY

Each party represents and warrants to the other that it has full corporate power and authority to enter into and perform this Agreement, and neither the execution nor performance of this Agreement violates or conflicts with any agreement, contract or covenant of such party with or in favor of any other person or entity.

14.           AMENDMENT

This Agreement may not be amended except in a writing signed by authorized representatives of both parties. No oral explanation or oral information by any of the parties hereto shall alter the meaning or interpretation of this Agreement.

15.           SEVERABILITY

Every provision of this Agreement is intended to be severable so that if any provision hereof is unenforceable or invalid, for any reason whatsoever, such unenforceability or invalidity shall not affect the validity of the remainder of this Agreement.

16.           ASSIGNMENT

This Agreement may not be assigned by either party without the prior written consent of the other, which consent shall not be unreasonably withheld. Any unauthorized attempt to assign shall be null and void. Notwithstanding the foregoing, either party may assign this Agreement without such consent to any Affiliate of such party or to any purchaser of all or substantially all assets of the assigning party used in the business of such party to which this Agreement relates. Any permitted assignee shall assume all obligations of its assignor under this Agreement. An assignment shall not relieve the assigning party of responsibility for the performance of its obligations hereunder. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assignees of the parties hereof.

17.           GOVERNING LAW; ARBITRATON

This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, the United States. All disputes arising out of or relating to this Agreement or any breach thereof shall be settled exclusively by arbitration to be held in the City of Irvine, in accordance with the Rules of American Arbitration Association. The award of Arbitration rendered shall be final and binding upon both parties, and be enforceable by any court having jurisdiction. The arbitrators shall apply the internal laws of the State of California, the United States, as specified above in determining the rights, obligations and liabilities of the parties and shall not have the power to alter, modify, amend, add to or subtract from any term or provision of this Agreement nor to rule upon or grant any extension, renewal or continuance of this Agreement, nor to award damages or other remedies expressly prohibited by this Agreement, nor to grant injunctive relief, including interim relief, of any nature, notwithstanding any contrary provisions of the Rules of the American Arbitration Association specified above. If, under applicable law, this arbitration provision is not enforceable as to a particular claim brought by one party against the other, then legal proceedings involving only that claim may be instituted solely in the United States district court geographically located nearest Irvine, California or, if such court may not exercise jurisdiction, a court of the State of California. For all purposes of this Agreement, all parties hereby irrevocably consent to the jurisdiction of such court and waive any defense based on improper or inconvenient venue or lack of personal jurisdiction.

18.           ENTIRE AGREEMENT

This Agreement sets forth the entire agreement between the parties hereto as to the subject matter hereof, and supersedes any and all prior agreements, understanding, arrangements, promises, representations, warranties, and/or any contracts of any form or nature whatsoever, whether oral or in writing and whether explicit or implicit, which may have been entered into prior to the execution hereof between the parties, their officers, directors, or employees as to the subject matter hereof. Neither of the parties hereto has relied upon any oral representation of the other party.

19.           NOTICE

Any notice or communication required or permitted to be given by any party to the other pursuant to this Agreement shall be sent to such party’s address for notices set forth below the signature of that party below, shall be given by facsimile or by prepaid airmail post and shall be deemed to have been given upon receipt at the address of the party to whom addressed.

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IN WITNESS WHEREOF, Representative and Evolucia have caused this instrument to be executed in its corporate name by its duly authorized officer, all as of the day and year first above written.

LEADER ELECTRONICS INC.

By:	/s/ K.Y. Chou
Name:	K.Y. Chou
Title:	General Manager

EVOLUCIA, INC.

By:	/s/ Mel Interiano
Name:	Mel Interiano
Title:	President

Schedule 1.1(a)
Products

Products as defined in that certain Manufacturing, Development and Investment Agreement by and between Leader Electronics Inc. and Sunovia Energy Technologies, Inc. dated July 16, 2012

Schedule 1.1(b)
Territory

The Asia Territory as defined in that certain Manufacturing, Development and Investment Agreement by and between Leader Electronics Inc. and Sunovia Energy Technologies, Inc. dated July 16, 2012.

Schedule 2.3
Fee Structure

Representative shall receive five percent (5%) of all revenue generated by Representative from the sale of the Products in the Territory.